Exhibit 99.1

News Release

Peabody Announces Financing Arrangement

ST. LOUIS, March 7, 2022 /PRNewswire/ — Peabody (NYSE: BTU) today announced that it has entered into a financing arrangement with Goldman Sachs providing for a $150 million unsecured multiple draw credit facility. The new arrangement will support the company’s potential near-term liquidity requirements related to the company’s previously disclosed economic coal hedge positions.

At March 4, 2022, the company held coal derivative contracts in aggregate of 2.3 million metric tons. The majority of these contracts were entered into in the first half of 2021 and relate to 1.9 million metric tons of production at the Wambo underground mine in the company’s seaborne thermal segment, which are expected to be mined and settled at a rate of 1.2 million metric tons in 2022 and 0.7 million metric tons in 2023. These hedge contracts were put in place to support the profitability of the mine, securing anticipated average prices of $84 per metric ton through mid-2023. The remaining hedges relate to brokered coal transactions and other blending and optimization activities, which will settle throughout 2022. As market values of the derivatives used as part of Peabody’s hedging program fluctuate, the company generally posts or receives variation margin with its clearing broker.

High demand and tight supply for coal globally has resulted in a substantial rise in seaborne thermal coal prices, which has been amplified by the Russian-Ukrainian conflict resulting in unprecedented upward volatility in Newcastle coal pricing since late February. The Newcastle financial price for March closed at $419.50 on March 4, 2022, which is 248% above the closing index price of $169.17 on December 31, 2021. As a result, the company has posted an additional $534 million to satisfy the margin requirements for its derivative contracts since December 31, 2021. With the exception of the 1.9 million metric tons at Wambo priced at $84 per metric ton, export sales from Peabody’s seaborne thermal segment are largely unpriced and will benefit if the current pricing environment persists. In 2021, Peabody’s seaborne thermal segment exported 8.7 million metric tons and generated revenue of approximately $762 million at an average realized price of $87.51 per metric ton.

The new credit facility, along with available cash, will support the company’s near-term liquidity requirements in the event of additional increases in the underlying market coal price. Under the company’s derivative contracts, cash collateral is returned to the company upon reductions in the underlying market coal price or as the company delivers seaborne thermal coal into the market at spot prices. Additionally, the company anticipates it will generate significant operating cash flows from unpriced volumes based on its current operating plans, if the current market dynamics persist.

The credit facility will be a senior, unsecured obligation of Peabody, will mature on April 1, 2025, and will accrue interest payable at 10.0% per annum on drawn amounts. Any net cash proceeds received by the company from the issuance and sale of any equity securities under its “at-the-market” equity issuance program are required to be applied to paydown any outstanding borrowings under the new credit facility.

Peabody (NYSE: BTU) is a leading coal producer, providing essential products for the production of affordable, reliable energy and steel. Our commitment to sustainability underpins everything we do and shapes our strategy for the future.

Contact:

Alice Tharenos

314.342.7890

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “targets,” “would,” “will,” “should,” “goal,” “could” or “may” or other similar expressions. Forward-looking statements provide management’s current expectations or predictions of future conditions, events or results. All forward-looking statements speak only as of the date they are made and reflect Peabody’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of Peabody’s common stock and risks relating to Peabody’s business, including those described in Peabody’s most recent Annual Report on Form 10-K and in other periodic reports that Peabody files from time to time with the SEC. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.